Filed Pursuant to Rule 424(b)(4)

Registration No. 333-292206

PROSPECTUS

INVO Fertility, Inc.

Up to 7,372,122 Shares of Common Stock

This prospectus relates to the offer and sale of up to an aggregate of 7,372,122 shares (the “Shares”) of common stock of INVO Fertility, Inc. (“we,” “us,” “our,” or the “Company”), par value $0.0001 per share (the “Common Stock”), consisting of (A) up to 153,187 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of our outstanding Series C-2 Non-Voting Convertible Preferred Stock (the “Series C-2 Preferred”) held by Five Narrow Lane LP (“FNL”), (B) up to 118,343 shares (the “Placement Agent Warrant Shares”) of Common Stock issuable upon exercise of a common stock purchase warrant (the “Placement Agent Warrant”) issued to Maxim Partners LLC (“Maxim Partners”) pursuant to a Placement Agency Agreement, by and among us and Maxim Group, LLC (“Maxim”), an affiliate of Maxim Partners, dated December 2, 2025, pursuant to which Maxim acted as placement agent for the Private Placement (as defined below),and (C) up to 7,100,592 shares of Common Stock, consisting of (i) up to 235,000 shares (the “Issued Shares”) of Common Stock, (ii) up to 2,131,864 shares (the “Pre-Funded Warrant Shares”) of Common Stock issuable upon exercise of a pre-funded warrant (the “Pre-Funded Warrant”) to purchase shares of Common Stock, and (iii) up to 4,733,728 shares (the “Common Warrant Shares”, together with the Placement Agent Warrant Shares and the Pre-Funded Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of a warrant (the “Common Warrant”, together with the Placement Agent Warrant and the Pre-Funded Warrant, the “Warrants”) to purchase shares of Common Stock. The Issued Shares, the Common Warrant, and the Pre-Funded Warrant were purchased by Armistice Capital Master Fund Ltd. (“Armistice”) in a private placement transaction (the “Private Placement”) pursuant to a Securities Purchase Agreement, by and between us and Armistice, dated December 2, 2025 (the “Securities Purchase Agreement”). The Prefunded Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $0.0001 per share, the Common Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $1.69 per share, and the Placement Agent Warrant will entitled the holder to purchase one share of Common Stock at an exercise price of $2.1125 per share. The holders of the Warrants and the underlying Warrant Shares and the outstanding shares of Series C-2 Preferred and the underlying Conversion Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

For purposes of this prospectus, we have assumed (i) exercise prices under the Prefunded Warrant, Common Warrant, and the Placement Warrant of $0.0001 per share, $1.69 per share, and $2.115 per share of Common Stock, respectively, and (ii) a conversion price at the Floor Price (as defined in that certain Certificate of Amendment to the Certificate of Designations of the Series C-2 Preferred (the “Series C-2 Certificate of Designations”), which currently set at $4.896 per share of Common Stock.

The Selling Stockholders may sell or otherwise dispose of the Shares described in this prospectus in a number of different ways and at varying prices, which may be determined by the prevailing market price for the Common Stock or in negotiated transactions. We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Stockholder. However, we may receive up to $8,250,213.0975 upon the exercise of the Warrants. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The Issued Shares, the Warrants, the Warrant Shares, the Series C-2 Preferred, and the Conversion Shares were each issued to the applicable Selling Stockholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder.

This prospectus describes the manner in which the Shares may be sold or otherwise disposed of by the Selling Stockholders. You should carefully read this prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. See “Plan of Distribution” for additional information regarding the sale or other disposition by the Selling Stockholders of the Shares.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “IVF”. The last reported sale price for our Common Stock as reported on Nasdaq on December 16, 2025 was $1.18 per share.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 31, 2025.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “the Company,” “INVO Fertility,” “INVO,” “we,” “us,” and “our” refer to INVO Fertility, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). The Selling Stockholder may, from time to time, sell or otherwise dispose of the Shares as described in this prospectus. We will not receive any proceeds from the sale or other disposition of the Shares by Selling Stockholder.

Neither the Company, nor any of its officers, directors, agents, representatives, or the Selling Stockholder make any representation to you about the legality of an investment in the Company’s Common Stock. You should not interpret the contents of this prospectus to be legal, business, investment, or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in the Company’s securities.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of Common Stock and warrants are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of one of the Company’s subsidiaries. This prospectus also contains trademarks, service marks, trade names, and/or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts, and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any amendment, and the information incorporated by reference into this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will,” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies, or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference into this prospectus. The forward-looking statements in this prospectus, and the information incorporated by reference herein, represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

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PROSPECTUS SUMMARY

The SEC allows us to “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement, and/or supersede the information disclosed in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the entire prospectus carefully, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements, and related notes included elsewhere in this prospectus and the information incorporated into this prospectus by reference. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “INVO Fertility,” “INVO,” or “the Company” refer to INVO Fertility, Inc. and its subsidiaries.

The Company

We are a healthcare services and technology company focused on the fertility marketplace and dedicated to expanding access to assisted reproductive technology (“ART”) care for patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have two operational INVO Centers and one IVF clinic in the United States. We also continue to engage in the sale and distribution of our INVOcell technology solution into third-party owned and operated fertility clinics and intend to seek out additional, innovative fertility-focused technologies to license or acquire in order to utilize within our clinics.

In October 2024, we acquired a 100% interest in NAYA Therapeutics, Inc. (“NAYA Therapeutics” or “NTI”), a clinical-stage oncology and autoimmune technology company. In May 2025, we divested an 80.1% ownership interest in NTI, returning to an exclusive focus on the fertility marketplace, and changed our name and ticker symbol to “INVO Fertility, Inc.” and “IVF”, respectively.

Fertility Clinics

On August 10, 2023, we consummated the first acquisition of an existing IVF clinic, the Wisconsin Fertility Institute (“WFI”). As an established and profitable clinic, the consummation of the WFI acquisition more than tripled our annual revenue and became a major part of our clinic-based operations. The acquisition accelerated our expansion from a medical device company to a healthcare services company and immediately added scale and a significant source of positive cash flow to our operations. The acquisition of profitable IVF clinics complements our efforts to build new INVO Centers, and we expect to continue this strategy to accelerate overall growth.

On March 10 and June 28, 2021, we established joint ventures to open INVO Centers in Birmingham, Alabama, and Atlanta, Georgia, respectively. We established these clinics to increase use of the INVOcell, to accelerate the growth and awareness of the IVC procedure and to expand the availability of statistical data supporting its use. These clinics also enabled us to expand our revenue per fertility cycle from hundreds of dollars (from the sale of each INVOcell device) to thousands of dollars, and to significantly advance our path to profitability. We believe dedicated INVO Centers require less investment than traditional IVF clinics and are operationally efficient, making them ideal for underserved secondary markets. We plan on opening additional wholly owned INVO Centers in the coming years.

INVOcell Device

Our proprietary technology, INVOcell®, is an innovative medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development and provides patients with a connected, intimate, and affordable experience. As reflected in available data, we believe the IVC procedure can deliver comparable results at a lower cost than traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”).

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Unlike IVF, where the oocytes and sperm develop into embryos in an expensive laboratory incubator, the INVOcell allows fertilization and early embryo development to take place in the woman’s body. The IVC procedure can provide many benefits, including the following:

●	May reduce lab procedures, helping clinics and doctors to increase patient capacity, lower costs and offer a more affordable advanced fertility treatment option;
●	Provide a more natural, stable incubation environment;
●	Offer a more personal, intimate experience in creating a baby; and
●	Reduce the risk of errors in the lab.

In both current utilization of the INVOcell, and in clinical studies, the IVC procedure has demonstrated equivalent pregnancy success and live birth rates as IVF.

While INVOcell remains part of our efforts, our commercial and corporate development strategy within the fertility market has expanded to focus more broadly on providing ART services through our emphasis on operating clinics. However, we will continue to provide INVOcell as well as seek out additional, innovative technologies, we can utilize to benefit patients and enhance our clinic operations.

Certain Recent Developments

On December 12, 2025, we, through our wholly owned subsidiary, INVO Centers LLC, a Delaware limited liability company (“INVO Centers LLC”), entered into an asset purchase agreement (the “Asset Purchase Agreement”), by and among INVO Centers LLC, Family Beginnings, P.C., an Indiana professional service corporation (“Family Beginnings”), and James Donahue, MD (“Dr. Donahue”), to acquire Family Beginnings for a combined purchase price of $750,000 (the “Purchase Price”). Pursuant to the Asset Purchase Agreement, among other things, (i) Family Beginnings agreed to sell, and INVO Centers LLC agreed to purchase, all non-clinical Assets (as defined in the Asset Purchase Agreement) of Family Beginnings at Closing (as defined below) and (ii) INVO Centers LLC agreed to deliver to Family Beginnings the Purchase Price at Closing, which consists of (I) $350,000 less a holdback amount of $150,000 and (II) 4,000 shares of our preferred stock to be designated as “Series D Non-Voting Convertible Preferred Stock” for a total stated value equal to Four Hundred Thousand Dollars ($400,000).

Family Beginnings owns, operates and manages a fertility practice in Indianapolis, Indiana (the “Clinic”) that provides direct treatment to patients primarily focused on fertility procedures and employs a physician and other healthcare providers to deliver such treatments and procedures. Family Beginnings is currently wholly owned by Dr Donahue, who acts as the Clinic’s primary physician, medical director and lab director. The Clinic offers a suite of reproductive services, including the following:

●	IVF;
●	IVC;
●	IUI;
●	Third-party reproduction services;
●	Fertility preservation;
●	Advanced diagnostic testing; and
●	Comprehensive patient education and support programs

The closing (the “Closing”) of the acquisition is expected to occur by February 27, 2026. Pursuant to the Asset Purchase Agreement, (a) should the Closing not occur by February 27, 2026, the Asset Purchase Agreement shall automatically terminate, unless INVO Centers, LLC and Family Beginnings agree to extend the time to Closing past February 27, 2026, and (b) should the Closing occur after January 31, 2026, the cash portion of the Purchase Price shall be increased by $10,000.

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THE OFFERING

Common Stock Offered by the Selling Stockholder	Up to a maximum of 7,372,122 shares of Common Stock (the “Shares”)

Common Stock to be Outstanding after this Offering	9,523,948 shares of Common Stock

Use of Proceeds	We will not receive any proceeds from the sale or other disposition of the Shares by the Selling Stockholder. However, we may receive aggregate gross proceeds of up to $8,056,233.87 upon the Selling Stockholder’s exercise of the Common Warrant, the Pre-Funded Warrant, and the Placement Agent Warrant.

Trading Symbol	Our common stock is currently trading on the Nasdaq Capital Market under the symbol of “IVF.”

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus before deciding whether or not to invest in the Company’s common stock.

The number of shares of Common Stock to be outstanding immediately after this offering is based on 2,386,826 shares of Common Stock outstanding as of December 16, 2025 and excludes as of that date:

●	342,530 shares of common stock issuable upon exercise of outstanding warrants and unit purchase options with a weighted average exercise price of $66.47 per share;

●	45,509 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $4,484.95 per share;

●	56,262 shares of common stock issuable upon conversion of outstanding convertible notes with a weighted average exercise price of $16.05 per share;

●	498,011 shares of common stock issuable upon conversion of outstanding shares of our Series C-2 Non-Voting Convertible Preferred Stock (the “Series C-2 Preferred”);

●	3,055 shares of common stock reserved for future issuance under the 2019 Stock Incentive Plan;

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

●	no exercise of the outstanding options and/or warrants described above.

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RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described below, as well as those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks and uncertainties. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly, and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations, and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to this Offering

The Selling Stockholder may choose to sell the shares at prices below the current market price.

The Selling Stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

Neither we nor the Selling Stockholder has authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholder has authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

It is not possible to predict the actual number of shares of Series C-2 Preferred we will sell under an Additional Investment Right to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

Subject to that certain securities purchase agreement (as amended, the “January 2024 Securities Purchase Agreement”), dated as of January 3, 2024, between FNL and NAYA Therapeutics Inc., to which the Company became a party pursuant to a joinder agreement (the “Joinder Agreement”) on October 11, 2024 and compliance with applicable law, for so long as shares of Series C-2 Preferred are outstanding, FNL shall have the right (the “Additional Investment Right”) to purchase up to $10 million of aggregate stated value of additional shares of Series C-2 Preferred (the “AIR Preferred Shares”), provided that any Additional Investment Right may only be exercised in a minimum amount of $200,000 of AIR Preferred Shares. The actual number of AIR Preferred Shares that are sold to FNL may depend based on a number of factors, including the market price of the Common Stock during the sales period. Actual gross proceeds may be less than $10 million, which may impact our future liquidity. Moreover, upon issuance of AIR Preferred Shares, the conversion price in the AIR Preferred Shares and Series C-2 Preferred shall be deemed to be the lowest of (i) the conversion price as in effect on the date that the Holder exercises such Additional Investment Right, and (ii) the greater of (x) the Floor Price (as defined in that certain Certificate of Amendment to the Certificate of Designations of the Series C-2 Preferred (the “Series C-2 Certificate of Designations”), currently set at $4.896 per share) and (y) 85% of the arithmetic average of the three (3) lowest VWAPs during the ten (10) trading days prior to the date FNL exercises its Additional Investment Right. Because the conversion price per share of the Series C-2 Preferred is subject to reduction during the sales period, it is not currently possible to predict the number of Shares that will be sold.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase Shares in this offering at different times will likely pay different prices and so may experience different levels of dilution and different outcomes in their investment results. Pursuant to the terms of the Additional Investment Right, FNL will have discretion to vary the timing, prices, and numbers of AIR Shares it purchases. Similarly, the Selling Stockholders may sell shares of Common Stock underlying the Series C-2 Preferred and the Warrants at different times and at different prices. Investors may experience a decline in the value of the Shares they purchase from the Selling Stockholders in this offering as a result of sales of Series C-2 Preferred made by us in future transactions to FNL with conversion prices lower than the prices they paid.

The issuance of Common Stock to the Selling Stockholders upon exercise of the Warrants and upon conversion of the Series C-2 Preferred may cause substantial dilution to our existing stockholders, and the sale of such shares acquired by the Selling Stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholder of up to 7,372,122 shares of Common Stock, including 7,137,122 shares of Common Stock that we may issue to the Selling Stockholders upon exercise or conversion, as applicable of the Warrants and the Series C-2 Preferred. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon the number of shares of Common Stock issued to the Selling Stockholders upon exercise or conversion, as applicable, of the Warrants and Series C-2 Preferred. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of Shares to the Selling Stockholders may cause the trading price of our Common Stock to decline. Following receipt by the Selling Stockholders of Shares issued to the Selling Stockholders upon exercise or conversion, as applicable, of the Warrants and the Series C-2 Preferred, the Selling Stockholders may sell all, some or none of such Shares. The sale of a substantial number of shares of our Common Stock by the Selling Stockholders in this offering, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of the net proceeds received upon exercise of the Warrants, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion over the use of proceeds from the shares of Common Stock received upon exercise of the Warrants. We intend to use the net proceeds primarily for acquisitions of additional fertility clinics and related businesses, capital expenditures, working capital, and general and administrative expenses. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business or cause the market price of our Common Stock to decline.

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Risks Related to the Acquisition of Family Beginnings

We may not realize the benefits we anticipate from the Family Beginnings acquisition or be successful in integrating the operations, personnel, technology, or assets of Family Beginnings with our existing operations

We have not completed the acquisition of Family Beginnings, there are significant conditions to closing the acquisition, and, therefore, there is a possibility that the acquisition may not close as anticipated.

Further, the Family Beginnings acquisition may prove to be worth less than we paid. The acquisition may not produce revenues, earnings or cash flow at anticipated levels. We may be unable to integrate Family Beginnings successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems. We may also be unable to retain management and skilled and technically knowledgeable employees.

The Family Beginnings acquisition could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures. The failure to successfully integrate Family Beginnings and to realize the benefits anticipate from the Family Beginnings acquisition could have a material adverse effect on our business or cause the market price of our Common Stock to decline.

Governmental actions could delay, condition, or prevent the completion of our acquisition and could adversely affect the anticipated benefits of the transaction.

Governmental authorities may delay, condition or prohibit the acquisition, or require us to comply with conditions, restrictions or remedial measures that could increase the cost of the transaction, limit our ability to operate the acquired business as anticipated, or reduce the expected benefits of the acquisition. Any potential regulatory review may take longer than expected or may not be obtained on acceptable terms, or at all.

In addition, changes in applicable laws, regulations, regulatory interpretations or enforcement priorities, or the initiation of investigations or legal proceedings by governmental authorities, could further delay or prevent the completion of the acquisition or impose additional obligations on us following the closing. Even if the acquisition is completed, we may be subject to ongoing regulatory requirements, increased compliance costs or operational restrictions applicable to the acquired business that differ from or are more burdensome than those applicable to our existing operations. If we are unable to obtain required approvals, satisfy regulatory conditions or effectively comply with post-closing regulatory requirements, the acquisition may not be completed as anticipated, or the expected benefits of the acquisition may not be realized, which could materially adversely affect our business, financial condition, and results of operations or cause the market price of our Common Stock to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the Selling Stockholder pursuant to this prospectus. However, we may receive aggregate gross proceeds of up to $8,056,233.87 upon the Selling Stockholder’s exercise of the Common Warrant, the Pre-Funded Warrant, and the Placement Agent Warrant. We intend to use the net proceeds primarily for acquisitions of additional fertility clinics and related businesses, capital expenditures, working capital, and general and administrative expenses.

We will pay all expenses associated with effecting the registration of the Shares, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, and listing fees, , but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the sale or other disposition of the Shares.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

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DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDER IS OFFERING

Common Stock

The following description of the Company’s common stock and provisions of its Articles of Incorporation and Bylaws are summaries and are qualified by reference to the Company’s Articles of Incorporation and Bylaws.

Our Articles of Incorporation authorizes the issuance of 6,250,000 shares of which are designated as common stock, par value $0.0001 per share. Each stockholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our board of directors from funds legally available for such purpose. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stockholders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Series C-2 Preferred

The following description of the Series C-2 Preferred is a summary and is qualified by reference to Series C-2 Preferred Certificate of Designation.

The Series C-2 Preferred Certificate of Designation authorizes the issuance of 20,000 shares of Series C-2 Preferred. Each share of Series C-2 Preferred has a stated value of $1,000.00, which, along with any additional amounts accrued thereon pursuant to the terms of the Series C-2 Certificate of Designation (collectively, the “Conversion Amount”) is convertible into shares of Common Stock. Pursuant to the adjustment provisions in the Series C-2 Certificate of Designation as described below, the conversion price of the Series C-2 Preferred was adjusted to $4.896 per share on November 28, 2025.

The Series C-2 Preferred is convertible into shares of Common Stock, except that we may not effect such conversion if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own in excess of 9.99% of our outstanding common stock.

Pursuant to the Series C-2 Certificate of Designation, commencing on the ninety-first (91st) day after the first issuance of any Series C-2 Preferred, the holders of Series C-2 Preferred became entitled to receive dividends on the stated value at the rate of ten percent (10%) per annum, payable in cash or, if certain conditions are met (“Equity Conditions”) in shares of Series C-2 Preferred. Such dividends continued to accrue until paid.

The Series C-2 Preferred ranks senior to our common stock and to the Company’s Series C-1 Non-Voting Convertible Preferred Stock (the “Series C-1 Preferred”). Subject to the rights of the holders of any senior securities, in the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of our company, each holder of Series C-2 Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to the greater of (a) 125% of the Conversion Amount with respect to such shares, and (b) the amount as would be paid on our common stock issuable upon conversion of the Series C-2 Preferred, determined on an as-converted basis, without regard to any beneficial ownership limitation.

Additional shares of our common stock are issuable pursuant to certain adjustment events as set forth in the Series C-2 Certificate of Designation, including (1) payments of dividends payable in Series C-2 Preferred, (2) upon occurrence of certain events as set forth in the C-2 Series Preferred Certificate Designation (the “Triggering Events”), (3) any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of our common shares, (4) undertaking a dilutive issuance, (5) a subdivision or combination of our common shares, and (6) the issuance of securities exercisable, exchangeable or convertible at a price which varies or may vary with the market price of our common shares.

Other than those rights provided by law, the Series C-2 Preferred has no voting rights. The Series C-2 Preferred is not redeemable.

For so long as shares of Series C-2 Preferred are outstanding, FNL shall have the Additional Investment Right, exercisable at any time and from time to time, to purchase up to $10,000,000 of aggregate stated value of AIR Preferred Shares, provided that any Additional Investment Right may only be exercised in a minimum amount of $200,000 of AIR Preferred Shares. The AIR Preferred Shares shall have the same terms as the Series C-2 Preferred then outstanding, provided that, upon issuance of AIR Preferred Shares, the conversion price in the AIR Preferred Shares and Series C-2 Preferred shall be deemed to be the lowest of (i) the conversion price as in effect on the date that FNL exercises such Additional Investment Right, and (ii) the greater of (x) the Floor Price (as defined in the Certificate of Amendment to the Series C-2 Certificate of Designation) and (y) 85% of the arithmetic average of the three (3) lowest VWAPs during the ten (10) trading days prior to the date FNL exercises its Additional Investment Right. FNL may elect, under the Additional Investment Right, to purchase the AIR Preferred Shares for cash (an “AIR Purchase”) or to exchange the AIR Preferred Shares for all or a portion of that certain Second Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Second Amended and Restated Debenture”) then held by FNL, with the aggregate stated value of such AIR Preferred Shares received in such exchange equal to the principal amount of the Second Amended and Restated Debenture so exchanged, plus any accrued and unpaid interest thereon (an “AIR Exchange”). Effective as of September 29, 2025, the Second Amended and Restated Debenture has been paid in full and fully extinguished.

6

Common Warrant

The following description of the Common Warrant is a summary and is qualified by reference to the Common Warrant and Securities Purchase Agreement.

The Common Warrant is exercisable for 4,733,728 shares of Common Stock from and after the Stockholder Approval Date (as defined in the Common Warrant) at an initial exercise price of $1.69 per share and expires on the five-year anniversary of such date.

The holder of the Common Warrant is prohibited from acquiring any shares of Common Stock under the Common Warrant, which, when aggregated with all other shares of Common Stock then beneficially owned by the holder of the Common Warrant and its affiliates, would result in the beneficial ownership by such holder and its affiliates to exceed 4.99% of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Common Warrant (the “Common Warrant Ownership Limitation”). Provided that the Common Warrant Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Common Warrant, the holder of the Common Warrant may increase or decrease the Common Warrant Ownership Limitation (a) upon sixty-one (61) days prior written notice to the Company, or (b) upon written agreement of such holder and the Company.

The exercise price of the Common Warrant may be adjusted, and additional shares of Common Stock may become issuable, pursuant to certain adjustment events as set forth in Section 3 of the Common Warrant, including (1) any time we subdivide or combine outstanding shares of Common Stock, (2) any time we grant, issue, or sell any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of Common Stock, (3) any time we declare or make any dividend or other distribution of our assets to holders of shares of Common Stock, by way of return of capital or otherwise, and (4) upon the occurrence of a Fundamental Transaction (as defined in the Common Warrant).

The Pre-Funded Warrant

The following description of the Pre-Funded Warrant is a summary and is qualified by reference to the Pre-Funded Warrant and Securities Purchase Agreement.

The Pre-Funded Warrant is exercisable for 2,131,864 shares of Common Stock at an initial exercise price of $0.0001 per share. The Pre-Funded Warrant became exercisable upon issuance on December 3, 2025 and may be exercised until the Pre-Funded Warrant is exercised in full.

The holder of the Pre-Funded Warrant is prohibited from acquiring any shares of Common Stock under the Pre-Funded Warrant, which, when aggregated with all other shares of Common Stock then beneficially owned by the holder of the Pre-Funded Warrant and its affiliates, would result in the beneficial ownership by such holder and its affiliates to exceed 9.99% of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant (the “Pre-Funded Warrant Ownership Limitation”). Provided that the Pre-Funded Warrant Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Pre-Funded Warrant, the holder of the Pre-Funded Warrant may increase or decrease the Pre-Funded Warrant Ownership Limitation (a) upon sixty-one (61) days prior written notice to the Company, or (b) upon written agreement of such holder and the Company.

The exercise price of the Pre-Funded Warrant may be adjusted, and additional shares of Common Stock may become issuable, pursuant to certain adjustment events as set forth in Section 3 of the Pre-Funded Warrant, including (1) any time we subdivide or combine outstanding shares of Common Stock, (2) any time we grant, issue, or sell any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of Common Stock, (3) any time we declare or make any dividend or other distribution of our assets to holders of shares of Common Stock, by way of return of capital or otherwise, and (4) upon the occurrence of a Fundamental Transaction (as defined in the Pre-Funded Warrant).

The Placement Agent Warrant

The following description of the Placement Agent Warrant is a summary and is qualified by reference to the Placement Agent Warrant and the Placement Agency Agreement.

The Placement Agent Warrant is exercisable for 118,343 shares of Common Stock from and after the Filing Date (as defined in the Placement Agent Warrant) at an initial exercise price of $2.1125 per share and expires on the five-year anniversary of such date

The holder of the Placement Agent Warrant is prohibited from acquiring any shares of Common Stock under the Placement Agent Warrant, which, when aggregated with all other shares of Common Stock then beneficially owned by the holder of the Placement Agent Warrant and its affiliates, would result in the beneficial ownership by such holder and its affiliates to exceed 4.99% of the shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Placement Agent Warrant (the “Placement Agent Warrant Ownership Limitation”). Provided that the Placement Agent Warrant Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Placement Agent Warrant, the holder of the Placement Agent Warrant may increase or decrease the Placement Agent Warrant Ownership Limitation (a) upon sixty-one (61) days prior written notice to the Company, or (b) upon written agreement of such holder and the Company.

The exercise price of the Placement Agent Warrant may be adjusted, and additional shares of Common Stock may become issuable, pursuant to certain adjustment events as set forth in Section 3 of the Placement Agent Warrant, including (1) any time we subdivide or combine outstanding shares of Common Stock, (2) any time we grant, issue, or sell any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of Common Stock, (3) any time we declare or make any dividend or other distribution of our assets to holders of shares of Common Stock, by way of return of capital or otherwise, and (4) upon the occurrence of a Fundamental Transaction (as defined in the Placement Agent Warrant).

7

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, the Warrant Shares (as defined below) issuable to the Selling Stockholders upon exercise of the Warrants (as defined below), the shares of Common Stock (the “Conversion Shares”) issuable to the Selling Stockholders upon conversion of the outstanding Series C-2 Preferred. We are registering the shares previously issued to the Selling Stockholders, the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Series C-2 Preferred in order to permit the Selling Stockholders to offer such shares for resale from time to time

FNL

FNL has not had any material relationship with us within the past three years, except as follows:

(i) the transactions contemplated by the Amended and Restated Agreement and Plan of Merger by and among the Company, a wholly owned subsidiary (“Merger Sub”), and NAYA Therapeutics, Inc. (“NAYA Therapeutics” or “NTI”) dated October 11, 2024 (the “Merger”);

(ii) the participation of FNL in our public offering (the “January 2025 Offering”) of 378,199 units, each consisting of either one share of Common Stock, or one pre-funded warrant to purchase one share of Common Stock in lieu thereof, and one warrant to purchase one share of Common Stock, which consummated on January 14, 2025;

(iii) that certain inducement letter agreement (the “Inducement Letter Agreement”) dated April 30, 2025, by and between us and FNL, pursuant to which, among other things, FNL agreed to exercise the Existing Warrants (as defined in the Inducement Letter Agreement) for cash at the exercise price set forth therein in consideration for our agreement to issue New Warrants (as defined in the Inducement Letter Agreement;

(iv) that certain agreement (the “May 2025 FNL Amendment and Exchange Agreement”) dated May 23, 2025, by and between us and FNL, pursuant to which the parties agreed to, among other things, to exchange a 7.0% Senior Secured Convertible Debenture in the principal balance of $3,934,146 due December 11, 2025 issued to FNL (the “Debenture”) for an Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Amended and Restated Debenture”);

(v) that certain inducement letter agreement (the “AIR Exercise and Reload Agreement”) dated June 30, 2025, by and between us and FNL, pursuant to which, among other things, FNL agreed to exercise its Additional Investment Right to acquire 1,800 shares of Series C-2 Preferred, with an aggregate stated value of $1,800,000, in exchange for $1,800,000 in principal amount, plus accrued and unpaid interest thereon of the Amended and Restated Debenture. Pursuant to the AIR Exercise and Reload Agreement, FNL agreed to exercise its Additional Investment Right in consideration for our agreement to issue 630 shares of new unregistered Series C-2 Preferred to FNL;

(vi) that certain agreement (the “August 2025 FNL Amendment and Exchange Agreement”) dated August 21, 2025, by and between us and FNL, pursuant to which the parties agreed to, among other things, exchange the Amended and Restated Debenture in exchange for a Second Amended and Restated Senior Secured Convertible Debenture Due February 11, 2026 (the “Second Amended and Restated Debenture”) held by FNL to (I) decrease the outstanding principal amount of the Second Amended and Restated Debenture to $1,751,343.75, (II) remove provisions related to Monthly Redemption Amounts, as defined in the Second Amended and Restated Debenture, and (III) make other changes mutually agreed to between the parties;

(vii) FNL’s exercises of the Additional Investment Right;

(viii) FNL’s conversions of the Second Amended and Restated Debenture;

(ix) that certain agreement (the “September 2025 FNL Amendment and Exchange Agreement”) dated September 29, 2025, by and between us and FNL, pursuant to which, among other things, FNL agreed to exchange the Second Amended and Restated Debenture for receipt of shares of Series C-2 Preferred with an aggregated stated value of $1,334,000.00. In consideration thereof, the Company agreed to issue 467 additional shares of Series C-2 Preferred Stock to FNL. As a result, the Second Amended and Restated Debenture has been paid in full and fully extinguished; and

(x) FNL’s ownership and conversions of the Series C-2 Preferred.

8

Armistice

On December 2, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Armistice, an institutional investor, pursuant to which we issued and sold securities of the Company, comprised of (i) 235,000 shares (the “Issued Shares”) of Common Stock, (ii) a prefunded common stock purchase warrants to purchase 2,131,864 shares of Common Stock (the “Pre-Funded Warrant”), and (iii) a common stock purchase warrant to purchase 4,733,728 shares of Common Stock (the “Common Warrant”), to the Armistice in a private placement (the “Private Placement”). The aggregate purchase price for the Issued Shares, the Prefunded Warrant, and the Common Warrant purchased by the Armistice was approximately $4,000,000.

The Pre-Funded Warrant was immediately exercisable following the issue date at an exercise price of $0.0001 per share and may be exercised at any time until the Pre-Funded Warrant is exercised in full. The Prefunded Warrant may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Prefunded Warrant (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying Prefunded Warrant) to exercise the Pre-Funded Warrant without the payment of any cash.

The Common Warrant is exercisable from and after the Stockholder Approval Date (as defined in the Common Warrant) and expires on the five-year anniversary of such date, at an exercise price of $1.69 per share of Common Stock, subject to adjustment therein. In the event that there is no effective registration statement registering the shares underlying the Common Warrant, then the Common Warrant may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Common Warrant (the difference between the market price of the underlying shares of common stock and the exercise price of the underlying warrants) to exercise the Common Warrant without the payment of any cash.

The Issued Shares, the Common Warrant, the Pre-Funded Warrant, the shares (the “Common Warrant Shares”) of Common Stock issuable under the Common Warrant, and the shares (the “Pre-Funded Warrant Shares”) of Common Stock issuable under the Pre-Funded Warrant were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Rule 506 promulgated under the Securities Act.

Armistice has not had any material relationship with us within the past three years, except as follows:

(i) the ownership of the Issued Shares, the Pre-Funded Warrant, and the Common Warrant issued pursuant to the Private Placement;

(ii) the participation of Armistice in our public offering (the “August 2023 Offering”) of 1,580,000 units (“Units”), each consisting of either one share of Common Stock and two warrant to purchase, each to purchase one share of Common Stock, which consummated on August 8, 2023;

(iii) the amendment (the “July 2023 SPA Amendment”) to that certain securities purchase agreement (the “July 2023 SPA”) dated July 7, 2023, by and among us and the Armistice, pursuant to which, among other things, (I) the parties agreed to delete the Subsequent Equity Financing Provision (as defined in the July 2023 SPA Amendment) contained in the July 2023 SPA, (II) we agreed to pay the Armistice a fee of $1,000,000 as consideration of the Armistice’s agreement to enter into the July 2023 SPA, and (III) we agreed to obtain the approval of our stockholders to lower the exercise price of certain warrants held by the Armistice as further described in the July 2023 SPA Amendment, noting each of the foregoing and the transactions in connection therewith have been consummated; and

(iv) the participation of the Armistice in a concurrent private placement and registered direct offering (the “March 2023 Offering”) that occurred on March 27, 2023, in which we issued common stock purchase warrants to certain institutional investors.

9

Maxim

In connection with the Private Placement, on December 2, 2025, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Maxim”), pursuant to which (i) Maxim agreed to act as exclusive placement agent on a “reasonable best efforts” basis in connection with the Private Placement, and (ii) we agreed to pay Maxim Group an aggregate fee equal to 8.0% of the gross proceeds raised in the Private Placement and to issue Maxim Partners LLC (“Maxim Partners”), an affiliate of Maxim, a warrant (the “Placement Agent Warrant”, together with the Pre-Funded Warrant and the Common Warrant, the “Warrants”) to purchase up to 118,343 shares (the “Placement Agent Warrant Shares”, together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the Warrant Shares) of Common Stock at an exercise price of $2.1125 per share. The Placement Agent Warrant is exercisable at any time on or after the Filing Date (as defined in the Placement Agent Warrant) (the “Initial Exercise Date”), from time to time, in whole or in part, until five (5) years from the Initial Exercise Date. Additionally, we reimbursed the Placement Agent for certain expenses and legal fees up to $50,000.

Neither Maxim nor Maxim Partners has had any material relationship with us within the past three years, except as follows:

(i) the participation of Maxim in the Private Placement as placement agent and the issuance of the Placement Warrant to Maxim Partners in consideration thereof;

(ii) the participation of Maxim in the January 2025 Public Offering as placement agent and the issuance of placement agent warrants to Maxim Partners in consideration thereof;

(iii) the participation of Maxim in the August 2023 Public Offering as placement agent and the issuance of placement agent warrants to Maxim Partners in consideration thereof; and

(iv) the participation of Maxim in the March 2023 Offering as placement agent and the issuance of placement agent warrants to Maxim Partners in consideration thereof.

The Placement Agent Warrant and the Placement Agent Shares issuable thereunder were sold and issued without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Rule 506 promulgated under the Securities Act.

The table below lists each Selling Stockholder and other information regarding such Selling Stockholder’s beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by such Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on its ownership of shares of Common Stock, the Series C-2 Preferred, and the Warrants, as of December 16, 2025, assuming the conversion or exercise, as applicable, of the Series C-2 Preferred and the Warrants and taking account of any limitations on conversion and exercise set forth therein. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder and does not take in account any limitations on (i) conversion of the Series C-2 Preferred as set forth therein or (ii) exercise of the Warrants as set forth therein.

In accordance with the terms of a registration rights agreement with the FNL, this prospectus generally covers the resale of 150% of the maximum number of shares of common stock issued or issuable pursuant to the Certificate of Designations of the Series C-2 Preferred (the “Series C-2 Certificate of Designations”), which sets forth rights, preferences, and privileges of the Series C-2 Preferred, assuming that the preferred shares are issuable at the Floor Price (as defined therein). Because the conversion price of the Series C-2 Preferred may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Further, In accordance with the terms of a registration rights agreement with Armistice, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the Armistice in the Private Placement described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Common Warrant and the Pre-Funded Warrant, determined as if the outstanding Common Warrant and Pre-Funded Warrant were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. In accordance with the Placement Agency Agreement, this prospectus generally covers the resale of the sum of the maximum number of shares of Common Stock issuable upon exercise of the Placement Agent Warrant, determined as if the outstanding Placement Agent Warrant were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Placement Agent Warrant. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

10

Under the terms of the Series C-2 Certificate of Designations and Pre-Funded Warrant, the Selling Stockholders may not convert or exercise, as applicable, the Series C-2 Preferred or the Pre-Funded Warrant to the extent such conversion or exercise, as applicable, would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 9.99%, of our then outstanding common stock following such conversion or exercise, as applicable, excluding for purposes of such determination shares of Common Stock issuable upon conversion or exercise of such C-2 Preferred or portion of the Pre-Funded Warrant which have not been exercised or converted, as applicable. Under the terms of the Common Warrant and Placement Agent Warrant, the Selling Stockholders may not exercise the Common Warrant or the Placement Agent Warrant to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such portion of the Common Warrant or portion of the Placement Agent Warrant which have not been exercised. The number of shares in the second column reflects these limitations, whereas the fourth column do not reflect this limitation. The Selling Stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

This prospectus relates to the offer and sale of up to an aggregate of 7,372,122 shares of Common Stock, consisting of (A) up to 153,187 Conversion Shares issuable upon conversion of the Series C-2 Preferred, (B) up to 118,343 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrant, and (C) up to 7,100,592 shares of Common Stock, consisting of (i) up to 235,000 Issued Shares, (ii) up to 2,131,864 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant, and (iii) up to 4,733,728 Common Warrant Shares issuable upon exercise the Common Warrant.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of Common Stock with respect to which a Selling Stockholder has voting and investment powers. The percentage of shares of Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 2,386,826 shares of Common Stock outstanding as of December 16, 2025. The number of Shares that may actually be sold by the Selling Stockholder may be fewer than those being offered by this prospectus.

	Beneficial Ownership Prior to Offering			Number of Shares of Common Stock to	Beneficial Ownership After Offering
Name of Selling Stockholder	Number		Percent	be Offered	Number	Percent

Five Narrow Lane LP(1)	238,286	(2)	9.99%	153,187	0	0%
Armistice Capital Master Fund Ltd.(3)	238,286	(4)	9.99%	7,100,592	0	0%
Maxim Partners LLC(5)	118,343		4.72%	118,243	0	0%
TOTAL	594,915		24.70%	7,372,122	0	0%

(1)	The business address of Five Narrow Lane LP is 510 Madison Ave, Suite 1401, New York, New York 10022. Joseph Hammer and Arie Rabinowitz are the natural control persons of Five Narrow Lane LP and as such have voting and disposition control over the shares.

(2)	The aggregate number of shares set forth above represents the maximum amount of shares that Five Narrow Lane LP can beneficially control under a 9.99% ownership restriction set forth in the terms of the Series C-2 Certificate of Designations and certain common stock purchase warrants held by Five Narrow Lane LP. The full conversion and/or exercise of Five Narrow Lane LP’s securities would exceed this restriction.

(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	The aggregate number of shares set forth above represents 235,000 shares currently held by Armistice Capital Master Fund Ltd. and 3,826 shares that Armistice Capital Master Fund Ltd. may obtain under a 9.99% beneficial ownership restriction set forth in the terms of the Pre-Funded Warrant. The full conversion and/or exercise of the securities of Armistice Capital Master Fund Ltd. would exceed this restriction.

(5)	Maxim Partners LLC is the record and beneficial owner of the securities set forth in the table. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and, has dispositive power over the securities held by Maxim Partners LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners and MJR Holdings LLC except to the extent of his pecuniary interest therein. The business address of this Selling Stockholder is 300 Park Ave. 16th Floor, New York, NY 10022.

11

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. the Selling Stockholders may use any one or more of the following methods when selling securities:

● ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

● block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker dealer as principal and resale by the broker dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● settlement of short sales;

● in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

● through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

● a combination of any such methods of sale; or

● any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

12

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Glaser Weil Fink Howard Jordan & Shapiro LLP.

EXPERTS

The consolidated financial statements of INVO Fertility, Inc. (formerly known as NAYA Biosciences, Inc.) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by M&K CPAs, PLLC, an independent registered public accounting firm, as set forth in their audit report thereon (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), have been so incorporated in reliance on the report of said firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information will be available at the website of the SEC referred to above. We maintain a website at https://www.invofertility.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on April 30, 2025, and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on May 19, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 20, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on August, 14, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 17, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 16, 2025, March 7, 2025, March 24, 2025, March 31, 2025, April 14, 2025, April 18, 2025, April 30 2025, April 30, 2025 (as amended on May 2, 2025), May 21, 2025, May 30, 2025, June 6, 2025, June 25, 2025, July 1, 2025, July 10, 2025, July 21, 2025, July 23, 2025, August 1, 2025, August 15, 2025, August 22, 2025, September 5, 2025, September 12, 2025, September 26, 2025, September 29, 2025, October 3, 2025, October 10, 2025, October 22, 2025, November 17, 2025, December 3, 2025, December 5 2025, December 17, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A12B, filed with the SEC on November 12, 2020 (File No. 001-39701), and all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference in this prospectus supplement and the accompanying prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a document incorporated by reference herein or therein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus Supplement and the Base Prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the Base Prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

INVO Fertility, Inc.

5582 Broadcast Court

Sarasota, Florida 34240

(978) 878-9505

legal@invofertility.com

Copies of these filings are also available through the “Investor Relations” section of our website at https://www.invofertility.com/. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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INVO Fertility, Inc.

Up to 7,372,122

Shares of Common Stock

PROSPECTUS

The date of this prospectus is December 31, 2025.